As filed with the Securities and Exchange Commission on May 31, 2024

Registration No. 333—

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Southwest Airlines Co.

(Exact name of registrant as specified in its charter)

Texas		75-1563240
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification Number)

P.O. Box 36611 Dallas, Texas 75235-1611 (214) 792-4000

(Address, including zip code, of Registrant’s principal executive offices)

Southwest Airlines Co. Retirement Savings Plan

(Full title of the plan)

Tammy Romo

Executive Vice President & Chief Financial Officer

Southwest Airlines Co.

P.O. Box 36611, Dallas, TX 75235-1611

(214) 792-4000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of Correspondence to:

Mark R. Shaw

Executive Vice President & Chief Legal & Regulatory Officer & Corporate Secretary

Southwest Airlines Co.

P.O. Box 36611, Dallas, TX 75235-1611

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”). ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Southwest Airlines Co. (the “Company” or “Registrant”) will provide all participants in the Southwest Airlines Co. Retirement Savings Plan (as may be amended from time to time, the “Plan”) with the applicable document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. In accordance with Rule 428 of the Securities Act, the Registrant has not filed such document(s) with the Commission, but such document(s) (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act. Upon request, the Registrant shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission, are incorporated by reference into this Registration Statement (excluding any information furnished pursuant to Items 2.02 or 7.01 on any Current Report on Form 8-K):

i.

the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as filed with the Commission on February  6, 2024, including those portions of the Company’s Proxy Statement on Schedule 14A filed with the Commission on April 5, 2024 that are specifically incorporated into such Annual Report on Form 10-K;

ii.	the Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, as filed with the Commission on April 26, 2024;

iii.	the Current Reports on Form 8-K, as filed with the Commission on May 1, 2024 and May 20, 2024; and

iv.

the description of the Company’s common stock contained in the Company’s registration statement on Form 8-A filed with the Commission under Section 12 of the Exchange Act on October  6, 1975, as amended by our Current Report on Form 8-K filed February 1, 2011 and Exhibit 4.5 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, including any subsequently filed amendments and reports updating such description.

In addition, and except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the common stock registered hereunder has been passed upon for the Company by Mark R. Shaw, Executive Vice President & Chief Legal & Regulatory Officer & Corporate Secretary of the Company. Mr. Shaw is eligible to participate under the Plan.

Item 6.	Indemnification of Directors and Officers.

Article VIII, Section 1 of the Company’s Fourth Amended and Restated Bylaws provides as follows:

“Right to Indemnification: Subject to the limitations and conditions as provided in this Article VIII, each person who was or is made a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative, or investigative (hereinafter called a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that he or she (or a person of whom he or she is the legal representative) is or was a director or officer of the corporation (or while a director or officer of the corporation is or was serving at the request of the corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, proprietorship, trust, employee benefit plan, or other enterprise) shall be indemnified by the corporation to the fullest extent permitted by Texas law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment) against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements, and reasonable expenses (including, without limitation, court costs and attorneys’ fees) actually incurred by such person in connection with such Proceeding, appeal, inquiry or investigation, and indemnification under this Article VIII shall continue as to a person who has ceased to serve in the capacity which initially entitled such person to indemnity hereunder; provided, however, that in no case shall the corporation indemnify any such person (or the legal representative of any such person) otherwise than for his or her reasonable expenses, in respect of any Proceeding (a) in which such person shall have been finally adjudged by a court of competent jurisdiction (after exhaustion of all appeals therefrom) to be liable on the basis that personal benefit was improperly received by him or her, whether or not the benefit resulted from an action taken in such person’s official capacity; or (b) in which such person shall have been found liable to the corporation; and provided, further, that the corporation shall not indemnify any such person for his or her reasonable expenses actually incurred in connection with any Proceeding in which he or she shall have been found liable for willful or intentional misconduct in the performance of his or her duty to the corporation. The rights granted pursuant to this Article VIII shall be deemed contract rights, and no amendment, modification, or repeal of this Article VIII shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings arising prior to any such amendment, modification, or repeal. It is expressly acknowledged that the indemnification provided in this Article VIII could involve indemnification for negligence or under theories of strict liability.”

Article Ten of the Company’s Restated Certificate of Formation provides that a director of the corporation shall not be liable to the corporation or its shareholders for monetary damages for an act or omission in the director’s capacity as a director, subject to certain limitations.

Sections 8.101(a) and (b) of the Texas Business Organizations Code provide that, subject to certain limitations, a corporation may indemnify a governing person, former governing person, or delegate who was, is, or is threatened to be made a respondent in a proceeding to the extent that it is determined that:

(a)(1) the person:

(A)	acted in good faith;

(B)	reasonably believed:

(i)	in the case of conduct in the person’s official capacity, that the person’s conduct was in the corporation’s best interests; and

(ii)	in any other case, that the person’s conduct was not opposed to the corporation’s best interests; and

(C)	in the case of a criminal proceeding, did not have a reasonable cause to believe the person’s conduct was unlawful.

(2) with respect to expenses, the amount of expenses other than a judgment is reasonable; and

(3) indemnification should be paid.

(b) Actions taken or omitted by a governing person or delegate with respect to an employee benefit plan in the performance of the person’s duties for a purpose reasonably believed by the person to be in the interest of the participants and beneficiaries of the plan is for a purpose that is not opposed to the best interests of the enterprise.

The Company enters into indemnification agreements with the members of its Board of Directors (each an “Indemnitee”). Each indemnification agreement requires the Company to indemnify each Indemnitee to the fullest extent permitted by the Texas Business Organizations Code and any successor statute thereto when such successor statute becomes applicable to the Company. The Company will also make the Indemnitee whole for taxes imposed on the indemnification payments and for costs in any action to establish Indemnitee’s right to indemnification, whether or not wholly successful.

The Company also maintains directors’ and officers’ liability insurance.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

4.1	Restated Certificate of Formation of the Company, effective May 18, 2012 (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012 (File No. 1-7259)).

4.2	Fourth Amended and Restated Bylaws of the Company, effective February 2, 2024 (incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 (File No. 1-7259)).

4.3	Specimen certificate representing common stock of the Company (incorporated by reference to Exhibit 4.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1994 (File No. 1-7259)).

4.4*	Southwest Airlines Co. Retirement Savings Plan.

5*	Opinion of Mark R. Shaw, Executive Vice President & Chief Legal & Regulatory Officer & Corporate Secretary of the Company.

23.1*	Consent of Ernst & Young LLP, independent auditors.

23.2*	Consent of Mark R. Shaw, Executive Vice President & Chief Legal & Regulatory Officer & Corporate Secretary of the Company (included in the opinion filed as Exhibit 5).

24*	Power of Attorney (included on signature page to this Registration Statement).

107.1*	Calculation of Filing Fee Tables.

*	filed herewith

In accordance with the requirements of Item 8(a)(2) of Part II of Form S-8, the Registrant will submit or has submitted the Plan and any amendment thereto to the Internal Revenue Service in a timely manner and has made or will make all changes required by the Internal Revenue Service in order to qualify the Plan.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dallas, state of Texas, on May 31, 2024.

SOUTHWEST AIRLINES CO.

By:	/s/ Tammy Romo
Tammy Romo
Executive Vice President & Chief Financial Officer

Pursuant to the requirements of the Securities Act, the Southwest Airlines Co. Retirement Savings Plan Committee has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dallas, state of Texas, on May 31, 2024.

SOUTHWEST AIRLINES CO. RETIREMENT SAVINGS PLAN COMMITTEE

By:	/s/ Steve Goldberg
Steve Goldberg
Member, Southwest Airlines Co. Retirement Savings Plan Committee

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Robert E. Jordan, Tammy Romo, and Mark R. Shaw, and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Commission, and hereby grants to such attorneys-in fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might and could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date

/s/ Robert E. Jordan	President &	May 31, 2024
Robert E. Jordan	Chief Executive Officer & Director
(Principal Executive Officer)

/s/ Tammy Romo	Executive Vice President &	May 31, 2024
Tammy Romo	Chief Financial Officer
(Principal Financial and Accounting Officer)

/s/ Gary C. Kelly	Executive Chairman of the Board	May 31, 2024
Gary C. Kelly

/s/ Lisa M. Atherton	Director	May 31, 2024
Lisa M. Atherton

Signature	Title	Date

/s/ David W. Biegler	Director	May 31, 2024
David W. Biegler

/s/ J. Veronica Biggins	Director	May 31, 2024
J. Veronica Biggins

/s/ Roy Blunt	Director	May 31, 2024
Roy Blunt

/s/ Douglas H. Brooks	Director	May 31, 2024
Douglas H. Brooks

/s/ Eduardo F. Conrado	Director	May 31, 2024
Eduardo F. Conrado

/s/ William H. Cunningham	Director	May 31, 2024
William H. Cunningham

/s/ Thomas W. Gilligan	Director	May 31, 2024
Thomas W. Gilligan

/s/ David P. Hess	Director	May 31, 2024
David P. Hess

/s/ Elaine Mendoza	Director	May 31, 2024
Elaine Mendoza

/s/ Christopher R. Reynolds	Director	May 31, 2024
Christopher P. Reynolds

/s/ Jill A. Soltau	Director	May 31, 2024
Jill A. Soltau